Exhibit 99.1

news release

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

– $20 million cash utilization for the first quarter 2009 –

Redwood City, Calif., May 5, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today reported financial results for the first quarter ended March 31, 2009.

Summary of Financial Results

The financial results for the quarter ended March 31, 2009 represent the first full quarter of operations for Facet as an independent company since its spin-off from PDL BioPharma, Inc. (PDL) on December 18, 2008. The results for the quarter ended March 31, 2008 are comprised of the results of PDL’s former biotechnology operations, which were derived from PDL’s historical consolidated financial statements, prior to the spin-off.  These 2008 first quarter results include costs and expenses related to the company’s former manufacturing facility up through the date of its sale in March 2008, allocations of costs related to PDL’s strategic initiatives and employee-related costs that are higher than the company expects going forward as a result of the restructuring activities initiated in March 2008 and January 2009.

•                  Total revenues for the first quarter of 2009 were $9.6 million compared to $4.7 million in the same period of 2008.  This increase was primarily due to revenue recognized under the company’s elotuzumab collaboration with Bristol-Myers Squibb Company (BMS), which was executed in the third quarter of 2008, and royalties received from EKR Therapeutics, Inc. on sales of the pre-mixed bag formulations of Cardene®.

•                  Total costs and expenses for the first quarter of 2009 were $38.5 million compared to $17.4 million reported for the comparable 2008 period.  Total costs and expenses for the first quarter of 2008 were reduced by a $49.7 million gain recognized on the sale of the company’s former manufacturing facility during the period.  Excluding this gain, total costs and expenses for the first quarter of 2009 decreased by $28.5 million, or 43 percent, from the first quarter of 2008.

•                  Research and development (R&D) expenses decreased to $24.1 million for the first quarter of 2009 from $45.2 million for the same period of 2008.  This decrease was primarily due to reduced personnel-related costs resulting from the company’s restructuring activities initiated in March 2008 and January 2009 and lower development and personnel-related costs as a result of the sale of the company’s former manufacturing facility in March 2008.

•                  In the first quarter of 2009, general and administrative (G&A) expenses decreased to $10.3 million from $12.8 million for the prior year comparable period.  This decrease was primarily due to reduced personnel-related expenses as a result of the restructuring activities and lower legal and other expenses, which were higher in the first quarter of 2008 due to PDL’s then ongoing strategic initiatives.  G&A expenses in the first quarter of 2009 included $1.7 million in idle facility expenses.

•                  In the first quarter of 2009, restructuring charges were $4.2 million compared to $5.5 million for the comparable 2008 period.  This decrease was primarily attributable to the reduced scope of the 2009 restructuring as compared to the 2008 restructuring.

•                  Asset impairment charges in the first quarter of 2008 were $3.5 million; there were no such charges in the first quarter of 2009.  The 2008 period charges related to research and information technology assets from which the company expected to derive no future benefit.

•                  As noted above, the company recognized a gain of $49.7 million in the first quarter of 2008 related to the sale of its former manufacturing facility.

•                  Net loss for the first quarter of 2009 was $29.2 million, or $1.22 per basic and diluted share, compared to a net loss of $13.2 million, or $0.55 per basic and diluted share, for the first quarter of 2008.

•                  Cash, cash equivalents, marketable securities and restricted cash totaled $383.4 million at March 31, 2009, a decrease from $403.4 million at December 31, 2008, reflecting cash utilization of $20.0 million in the first quarter of 2009.

“In the five months since Facet became an independent company, we have made significant strides in focusing our strategy and positioning the organization to be a leading oncology company while maintaining a commitment to financial discipline,” said Faheem Hasnain, president and chief executive officer of Facet Biotech.  “In particular, we are pleased with the progress we are making with all of our development programs, especially our most advanced candidate, daclizumab, which, after discussions with regulatory agencies, now has a potentially more efficient and accelerated path towards registration.  We look forward to reporting on our progress over the course of the year.”

Recent Developments

•                  In February, preliminary data from two ongoing phase 1 trials of elotuzumab, one in combination with bortezomib and one in combination with lenalidomide and dexamethasone, were presented at the International Myeloma Workshop in Washington D.C.  The safety and response data to date have been encouraging and the company expects to present additional results later this year.

•                  In March, Facet and Biogen Idec announced that the ongoing phase 2 SELECT trial, which is testing daclizumab in patients with relapsing multiple sclerosis (MS), would be amended to increase the patient size from 300 to 600 and change the primary endpoint to annualized relapse rate.  Regulatory authorities have agreed that a positive outcome of the SELECT study, along with one phase 3 study, would support registration of daclizumab.

•                  In April, at the American Academy of Neurology annual meeting, Facet and Biogen Idec presented a post-hoc analysis of exploratory pharmacological assays performed during the CHOICE trial, a completed phase 2 study of daclizumab in relapsing MS.  The data showed that for both the low and high doses of daclizumab (1 mg/kg every 4 weeks and 2 mg/kg every 2 weeks, respectively), there was a significant relationship between daclizumab levels and decreased levels of a subset of activated T-cells that are thought to play a role in MS.

•                  In May, Facet and Roderick Wong jointly announced that based on productive discussions between the two parties, Wong has withdrawn his slate of director nominees for election at the company’s annual meeting and will not present, recommend or move for the election of any of the nominees he had submitted for election.  Previously, Facet announced that it received from Wong a notice of intention to nominate five candidates for election to Facet Biotech’s five-person Board of Directors at its 2009 annual meeting of stockholders.

Guidance

Based on the company’s first quarter 2009 results and its expectations for the remainder of the year, the company expects its cash utilization for 2009 to be at the low end of its previously stated range of approximately $95 to $100 million and will continue to seek additional cost reduction opportunities to further reduce the ongoing cost structure, including with respect to its significant lease obligations.  This cash utilization estimate includes approximately $10 million in workforce-related payments, including restructuring payments related to employees terminated in 2009, compensation for such employees prior to their dates of termination and retention-related payments that will be made in 2009.  The cash utilization estimate excludes costs related to potential in-licensing opportunities and the potential receipt of collaboration milestone payments.  The company’s operating expense and cash utilization estimates for 2009 reflect the reduction over the course of the year in workforce-related and infrastructure costs resulting from the company’s restructuring activities.

Forward-looking Statements

This press release contains forward-looking statements, including regarding (i) the clinical development of daclizumab and (ii) the company’s expectation that its cash utilization for 2009 will be at the low end of its previously stated range of approximately $95 to $100 million.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•                  The development of daclizumab could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, changes in expected competition and changes in regulatory support for the path towards registration.

•                  Facet Biotech’s 2009 cash utilization could be significantly impacted by changes in clinical development program expectations, including regarding the advancement, slowing or termination of clinical development programs, whether and when the company’s daclizumab program advances to phase 3 clinical development and whether Bristol-Myers Squibb elects to co-develop the company’s PDL241 product candidate.

•                  Facet Biotech’s 2009 cash utilization also could be adversely impacted by changes in enrollment rates in clinical trials, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated expenses.

•                  Facet Biotech’s 2009 cash utilization could increase significantly if it enters into any in-licensing agreement, which requires the payment of upfront fees, the sharing of development costs or other payments.

Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of its Annual Report on Form 10-K filed with the SEC.  Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com.  Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs.  Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

FACET BIOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2009	2008
REVENUES:
Collaboration	$7,237	$2,682
Other	2,362	2,000
Total revenues	9,599	4,682

COSTS AND EXPENSES:
Research and development (1)	24,065	45,237
General and administrative (1)	10,259	12,765
Restructuring charges	4,205	5,547
Asset impairment charges	—	3,521
Gain on sale of assets	—	(49,671)
Total costs and expenses	38,529	17,399
Operating loss	(28,930)	(12,717)
Interest and other income	180	3
Interest expense	(422)	(434)
Loss before income taxes	(29,172)	(13,148)
Income tax expense	—	28
Net loss	$(29,172)	$(13,176)

NET LOSS PER BASIC AND DILUTED SHARE (2)	$(1.22)	$(0.55)

WEIGHTED-AVERAGE SHARES - BASIC AND DILUTED (2)	23,905	23,901

(1) Amounts include stock-based compensation as follows:

Research and development	$386	$1,638
General and administrative	491	1,822
Total stock-based compensation	$877	$3,460

(2)   For the three months ended March 31, 2008, the computation of net loss per basic and diluted share and the weighted-average shares outstanding are based on 23.9 million shares that were issued in connection with the spin-off on December 18, 2008.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31,	December 31,
	2009	2008

Cash, cash equivalents, marketable securities and restricted cash	$383,415	$403,418
Total assets	$514,595	$538,021
Total stockholders’ equity	$407,322	$435,633